Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated June 5, 2026, relating to the financial statements of SPACCircle Acquisition Corp. as of April 30, 2026 and for the period from March 11, 2026 (inception) through April 30, 2026 (which includes an explanatory paragraph relating to SPACCircle Acquisition Corp’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 15, 2026